Exhibit 107
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
Xenia Hotels & Resorts, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock , par value $.01 per share	Rule 457(c) and Rule 457(h)	2,250,000(2)	$11.52(3)	$25,920,000	$ 153.10 per $1,000,000	$3,968.35

Total Offering Amounts					$25,920,000		$3,968.35

Total Fee Offsets(4)							$—

Net Fee Due							$3,968.35
(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Represents the additional 2,250,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Xenia Hotels & Resorts, Inc. (the “Company”) for issuance pursuant to the Xenia Hotels & Resorts, Inc., XHR Holding, Inc. and XHR LP 2015 Incentive Award Plan (the “Plan”). These shares are in addition to the shares registered under the Plan under Registration Statement on Form
S-8
(Registration
No. 333-201829)
filed on February 2, 2015, Registration Statement on Form
S-8
(Registration
No. 333-238708)
filed on May 27, 2020, and Registration Statement on Form
S-8
(File
No. 333-272087)
filed on May 19, 2023.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Company’s Common Stock as reported on New York Stock Exchange on May 8, 2025.

(4)	The Registrant does not have any fee offsets.